Exhibit 2.2

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IN THE UNITED STATE BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

IN RE:	CHAPTER 11

ASR-8 CENTRE LP, et al.¹	Case No. 14-30174

DEBTORS.	(Jointly Administered)

THIRD AMENDED JOINT PLAN OF REORGANIZATION

Dated July 9, 2014

BRACEWELL & GIULIANI LLP

/s/ William A. Wood
William A. (Trey) Wood III
Texas Bar No. 21916050
Trey.Wood@bgllp.com
711 Louisiana, Suite 2300
Houston, TX 77002
Telephone: (713) 223-2300
Facsimile: (713) 221-1212

Lauren C. Kessler
Texas State Bar No. 24074528
1445 Ross Avenue Suite 3800
Dallas, TX 75202-2711
Telephone: (214) 468-3800
Facsimile: (214) 468-3888

Counsel For the Debtors and Debtors in Possession

1  The Debtors in these chapter 11 cases are ASR-8 Centre, LP; ASR-Fountainview Place, LP; and ASR-Parkway One & Two, LP.

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INTRODUCTION

ASR-8 Centre, LP, ASR-Fountainview Place, LP, and ASR-Parkway One & Two, LP (collectively, the “Debtors”), filed for chapter 11 relief on January 6, 2014.  The Debtors hereby propose the following joint plan of reorganization for the resolution of outstanding Claims against, Interests in and Expenses incurred by each of the Debtors. The Debtors are the proponents of this plan within the meaning of § 1129 of the Bankruptcy Code.

Although styled as a "joint plan," this Plan consists of 3 separate plans for the Debtors. Consequently, votes will be tabulated separately for each Debtor with respect to each Debtor’s Plan and distributions will be made separately to each separate class as provided in this Plan. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations and projections of future operations, as well as a summary and description of this Plan and certain related matters. No materials other than the Disclosure Statement, this Plan and any Exhibits and schedules attached hereto or thereto or referenced herein or therein have been authorized by the Debtors for use in soliciting acceptances or rejections of this Plan.

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01	Rules of Interpretation

Unless otherwise specified, all Section and Article references in this Plan are to the respective Section or Article of this Plan, as the same may be amended, waived or modified from time to time.  The headings in this Plan are for convenience of reference only and shall not limit or otherwise affect the provisions hereof.  Words denoting the singular number shall include the plural number and vice versa.  In construing this Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.  In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.  The words “herein,” “hereof,” “hereunder,” and other terms of similar import refer to the Plan as a whole and not to any particular Article, Section, subsection, or clause contained in this Plan.  The words “include,” “includes,” “including,” and similar words or phrases shall be deemed to be followed by the phrase “without limitation.”

Section 1.02	Definitions

Terms and phrases, whether capitalized or not, that are used and not defined in this Plan, but that are defined in the Bankruptcy Code, have the meanings ascribed to them in the Bankruptcy Code.  Unless otherwise provided in this Plan, the following terms (which appear in this Plan as capitalized terms) have the respective meanings set forth below, and such meanings shall be equally applicable to the singular and plural forms of the terms defined, unless the context otherwise requires.

1.1           "Administrative Expense Claim" means a Claim for costs and expenses of administration of the Bankruptcy Case allowed under sections 503, 507(a)(1) or 507(b) of the Bankruptcy Code, including Claims for taxes entitled to treatment under section 507, and approved by Final Order of the Bankruptcy Court, and all fees and costs assessed against the Estate pursuant to 28 U.S.C. § 1930.

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1.2           "Administrative Expense Claims Bar Date" means thirty (30) days after the Effective Date for any alleged Administrative Claims that arose after any earlier Administrative Claims bar dates that have been established by order of the Bankruptcy Court.  With respect to any alleged Administrative Claim that arose prior to any earlier Administrative Claims bar date that has been established by order of the Bankruptcy Court, "Administrative Expense Claims Bar Date" means such earlier bar date.  Nothing herein shall extend any prior Administrative Claims bar dates that have been established by order of the Bankruptcy Court.

1.3           "Affiliate" shall have the meaning ascribed to such term in section 101(2) of the Bankruptcy Code and, in addition, shall mean, with respect to any Person, any other Person directly or indirectly controlling (including all directors, officers, managers and general partners of such person, and Persons performing similar functions), directly or indirectly controlled by or under direct or indirect common control with such Person.  For purposes of this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

1.4           "Allowed" means, as it relates to any type of Claim provided for under this Plan (other than a Disputed, Contingent or Unliquidated Claim), a Claim (i) which has been scheduled as undisputed, noncontingent and liquidated in the Schedules and as to which (a) no proof of Claim has been Timely Filed, and (b) no objection thereto has been Timely Filed; (ii) as to which a proof of Claim has been Timely Filed and either (a) no objection thereto has been Timely Filed, or (b) such Claim has been allowed (but only to the extent allowed) by a Final Order of the Bankruptcy Court; (iii) which has been expressly allowed (but only to the extent expressly allowed) under the provisions of this Plan or by other order of the Bankruptcy Court; or (iv) which is an Administrative Expense Claim approved by Final Order of the Bankruptcy Court.  Disputed, Contingent or Unliquidated Claims shall become Allowed Claims only when Allowed pursuant to a Final Order of the Bankruptcy Court.

1.5           "Avoidance Actions" means any and all actions which a trustee, Debtor in Possession or other appropriate party in interest may assert on behalf of the Estates under applicable state statute or Chapter 5 of the Bankruptcy Code, including actions under one or more provisions of sections 542, 543, 544, 545, 546, 547, 548, 549, 550, 551, and 553.

1.6           "Bankruptcy Cases" means the bankruptcy cases initiated ASR-8 Centre LP, ASR-Fountainview Place LP, and ASR-Parkway One & Two LP when they filed a voluntary petitions under Chapter 11 of the Bankruptcy Code on January 6, 2014, enumerated as Case Nos. 14-30174, 13-30175, and 14-30176, respectively, jointly administered under Case No. 14-30174.

1.7           "Bankruptcy Code" means title 11 of the United States Code, section 101, et seq., as now in effect or as hereafter amended.

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1.8           "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of Texas, Houston Division or, if such court ceases to exercise jurisdiction, the court or adjunct thereof that exercises jurisdiction over the Bankruptcy Cases.

1.9           "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended and promulgated under section 2075 of title 28 of the United States Code, together with the local bankruptcy rules for the Bankruptcy Court as now in effect or as the same may from time to time hereafter be modified or amended.

1.10           "Bar Date" means May 19, 2014, and July 7, 2014 for claims of government entities.

1.11           "Business Day" means any day which is not a Saturday, a Sunday or a "legal holiday" within the meaning of Bankruptcy Rule 9006(a).

1.12           "Cash" means lawful currency of the United States of America.

1.13           "Claim" means a claim against the Debtors or any of them or their property, as such term is defined in section 101(5) of the Bankruptcy Code.

1.14           “Claim Objection Deadline” means the first Business Day which is at least 90 days after the Effective Date, or such later date as may be established by the Bankruptcy Court in accordance with Section 7.01(b) of the Plan.

1.15           "Claimant" means the holder of any Claim against the Debtors or either of them or their property, or of any Equity Interest.

1.16           "Class" means a category of Claims or Equity Interests, as classified in Article III of this Plan.

1.17           "Collateral" means any property or interest in property of the Estates subject to a Lien, not otherwise subject to avoidance under the Bankruptcy Code, to secure the payment or performance of a Claim.

1.18           "Confirmation" or "Confirmation of this Plan" means the approval of this Plan pursuant to section 1129 of the Bankruptcy Code by the Bankruptcy Court.

1.19           "Confirmation Date" means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on its docket.

1.20           "Confirmation Hearing" means the hearing(s) before the Bankruptcy Court pursuant to section 1128 of the Bankruptcy Code to consider Confirmation of this Plan, as such hearing(s) may be continued, rescheduled or delayed.

1.21           "Confirmation Order" means the order of the Bankruptcy Court confirming this Plan pursuant to section 1129 of the Bankruptcy Code, as such order may be amended, modified, or supplemented.

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1.22           "Contingent Claim" means ay Claim that has not matured and is dependent upon an event that has not occurred or may never occur.

1.23           "Debtors" mean ASR-8 Centre LP, ASR-Fountainview Place LP, and ASR-Parkway One & Two LP.

1.24           "Disclosure Statement" means the Disclosure Statement in support of this Plan dated April 4, 2014, including all exhibits, appendices, schedules, and annexes attached thereto, as submitted by the Debtors pursuant to section 1125 of the Bankruptcy Code and approved by the Bankruptcy Court, as such Disclosure Statement may be amended, supplemented, or modified from time to time.

1.25           "Disputed Claim" means any Claim or any portion thereof which has not become Allowed.  For purposes of this Plan, a Claim that has not been Allowed by a Final Order shall be considered a Disputed Claim, whether or not an objection has been or may be Timely Filed, if (i) the amount of the Claim specified in the Proof of Claim exceeds the amount of any corresponding Claim scheduled in the Schedules; (ii) the classification of the Claim specified in the Proof of Claim differs from the classification of any corresponding Claim scheduled in the Schedules; (iii) any corresponding Claim has been scheduled in the Schedules as disputed, contingent or unliquidated; (iv) no corresponding Claim has been scheduled in the Schedules; (v) such Claim is reflected as unliquidated or contingent in the Proof of Claim filed in respect thereof or; (vi) the amount, validity, priority or other rights of the Claim are otherwise being contested.

1.26           "Effective Date" means, and shall occur on the date on which all of the conditions set forth in Section 10.01 have been satisfied.

1.27           "Entity" means any corporation, general or limited partnership, limited liability company or partnership, joint venture, association, trust, government agency, body or political subdivision thereof, or unincorporated association, group or body, or other entity.

1.28           "Equity Interest" means any equity interest in the Debtors within the meaning of section 101(16) of the Bankruptcy Code, and shall include any partnership interests in the Debtors, as existing immediately prior to the Effective Date.

1.29           "Estates" means the estates created for the Debtors in the Bankruptcy Cases pursuant to section 541 of the Bankruptcy Code.

1.30           "Exculpated Person" means the Debtors, the Responsible Person, the Senior Lenders and each of their respective Representatives.

1.31           "Executory Contracts" means all "executory contacts," as such term is used in section 365 of the Bankruptcy Code, to which the Debtors were a party as of the Effective Date.

1.32           "Final Decree" means the final decree entered by the Bankruptcy Court pursuant to Bankruptcy Rule 3022.

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1.33           "Final Order" means a judgment, order, ruling, or other decree issued and entered by the Bankruptcy Court or by any state or other federal court or other tribunal having jurisdiction over the subject matter thereof, which judgment, order, ruling, or other decree has not been reversed, stayed, modified, or amended and as to which (i) the time to appeal or petition for review, rehearing or certiorari has expired and as to which no appeal or petition for review, rehearing or certiorari is pending; or (ii) any appeal or petition for review, rehearing or certiorari has been finally decided and no further appeal or petition for review, rehearing or certiorari can be taken for granted.

1.34           “Fountainview” means ASR-Fountainview Place LP, a Debtor in these Bankruptcy Cases.

1.35           “Fountain View VPL, LLC” means the party to the Fountainview Loan Documents.

1.36           “Hartside Holdings, LLC” means the Junior Secured Lender and party to that certain Hartside Note.

1.37           “Hartside Loan Documents” means that promissory note dated on or around September 10, 2013 between Hartside Holding LLC, Fountainview, Parkway One & Two, and certain Affiliates of the Debtors and related deeds of trust in the amount of $654,614.53 as to Fountainview and $163,653.63 as to Parkway One & Two.

1.38           “HHA Sale” means that proposed sale of Fountainview’s property to the Houston Housing Authority (“HHA”) as set forth in the Emergency Motion to (I) Approve Real Estate Contract; (II) for Authority to Sell Real Property Free and Clear of Liens, Claims, and Interests Pursuant to 11 U.S.C. § 363; and (III) for Authority to Pay Customary Closing Costs [Docket No. 85] filed by Fountainview on March 18, 2014.

1.39           "Intercompany Claim" means claim against either of the Debtors or its property by an Affiliate.

1.40           “Junior Secured Lender” means Hartside Holdings, LLC

1.41           “Junior Secured Claims” means the claims of Hartside Holdings, LLC.

1.42           "Leases" means all "unexpired leases," as such term is used within section 365 of the Bankruptcy Code, to which the Debtors were a party as of the Effective Date.

1.43           "Mechanics Lien" means any valid and enforceable mechanics lien, which is not subject to avoidance or subordination under the Bankruptcy Code or other applicable law.

1.44           “New Hartside Loan Documents” means Hartside Loan Documents as amended and modified in order to implement the terms and provisions of this Plan.

1.45           “New Loan Documents” means collectively the New Hartside Loan Documents, the New NW Spectrum Loan Documents and the New Parkway One & Two Loan Documents.

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1.46           “New NW Spectrum Loan Documents” means the NW Spectrum Loan Documents as amended and modified in order to implement the terms and provisions of this Plan.

1.47           “New Parkway One & Two Loan Documents” means the Parkway One & Two Loan Documents as amended and modified in order to implement the terms and provisions of this Plan.

1.48           “NW Spectrum” means ASR-8 Centre LP, a Debtor in these Bankruptcy Cases.

1.49           “NW Spectrum Loan Documents” means that certain promissory note dated March 29, 2013 in the original principal amount of $4,500,000 and secured by, among other things, the liens, security interests, terms and provisions contained within a deed of trust dated March 29, 2013 (as amended, supplemented, or otherwise modified prior to the Petition Date) together with any and all documents executed in connection therewith, between NW Spectrum and NW Spectrum VPL, LLC (as assignee of ViewPoint Bank N.A.).

1.50           “NW Spectrum VPL, LLC” means the Senior Lender pursuant to the NW Spectrum Loan Documents.

1.51           “Parkway One & Two” means ASR-Parkway One & Two LP, a Debtor in these Bankruptcy Cases.

1.52           “Parkway One & Two Loan Documents” means that certain promissory note dated December 29, 2005 in the original principal amount of $5,000,000 and secured by, among other things, the liens, security interests, and terms and provisions contained within a deed of trust dated December 29, 2005 (as amended, supplemented, or otherwise modified prior to the Petition Date) together with any and all documents executed in connection therewith, between Parkway One & Two and Parkway I & II VPL LLC (as assignee to ViewPoint Bank, N.A.).

1.53           “Parkway I & II VPL LLC” means the Senior Lender pursuant to the Parkway One & Two Loan Documents.

1.54           "Person" means any person, individual, Entity, or other entity or being of whatever kind, whether or not operating or existing for profit, including, but not limited to, any "person" as such term is defined in section 101(41) of the Bankruptcy Code.

1.55           "Petition Date" means January 6, 2014.

1.56           "Plan" means this Plan of Reorganization of the Debtors, and any amendments, supplements or modifications thereto.

1.57           “Preserved Rights” means any and all rights, claims, causes of action, defenses, and counterclaims of the Debtors.

1.58           "Priority Non-Tax Claim" means a Claim entitled to priority in payment under section 507(a) of the Bankruptcy Code, excluding any Claim that is an Administrative Expense Claim or a Priority Tax Claim.

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1.59           "Priority Tax Claim" means any Claim to the extent that such Claim is entitled to a priority in payment under section 507(a)(8) of the Bankruptcy Code.

1.60           "Pro Rata" or "Pro Rata Portion" means, at any time, the proportion that the dollar amount of an Allowed Claim in a particular Class bears to the aggregate dollar amount of all Allowed Claims in such Class.

1.61           "Professional" means any Person employed or to be compensated pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code.

1.62           "Professional Fees" means a Claim by a Professional for compensation and/or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code in connection with an application made to the Bankruptcy Court in the Bankruptcy Cases.

1.63           "Proof of Claim" means any proof of claim filed with the Bankruptcy Court with respect to the Debtors pursuant to Bankruptcy Rules 3001 or 3002.

1.64           “Properties” means the real property and improvements owned by NW Spectrum, Fountainview, and Parkway One & Two and located at (i) 11755 W. Little York Road, Houston, Texas, (ii) 2450 & 2460 Fountain View, Houston Texas, and (iii) 800 & 888 W. Sam Houston Parkway, Houston, Texas, respectively.

1.65           “RN Sale” means the proposed sale of NW Spectrum’s Undeveloped Property to the RN Manufacturing Ltd. (“RN”) as set forth in the Motion to (I) Approve Real Estate Contract; (II) for Authority to Sell Real Property Free and Clear of Liens, Claims, and Interests pursuant to 11 U.S.C. § 363; and (III) for Authority to Pay Customary Closing Costs [Docket No. 78] filed by NW Spectrum on March 12, 2014.

1.66           “Reorganized Debtors” means the Debtors from and after the Effective Date.

1.67           "Representative" means, with respect to any specified Entity, the officers, directors (or the functional equivalent, if any), employees, agents, attorneys, accountants, financial advisors, other representatives, subsidiaries, affiliates or any person who controls any of these within the meaning of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

1.68           "Schedules" means the Schedules, Statements and Lists filed by the Debtors with the Bankruptcy Court pursuant to Bankruptcy Rule 1007, as they have been and may be amended or supplemented from time to time.

1.69           "Responsible Person" means Douglas J. Brickley or such other person ordered by the Bankruptcy Court or agreed to by the Debtors and the Holders of the Allowed Claims of Classes A2, B2, and C2.

1.70           "Secured Claim" means a Claim that is (i) secured as provided by section 506(a) of the Bankruptcy Code, in whole or in part, by a Lien on any assets of the Debtors that is not subject to avoidance or subordination under the Bankruptcy Code or applicable non-bankruptcy law, but only to the extent of the value of the Collateral securing such Claim; or (ii) subject to setoff under section 553 of the Bankruptcy Code, but only to the extent of the amount subject to such setoff.

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1.71           "Senior Lenders" means Fountain View VPL LLC, NW Spectrum VPL LLC, and Parkway I & II VPL LLC.

1.72           “Senior Secured Claims” means the Secured Claims of the Senior Lenders.

1.73           "Timely Filed" means, with respect to a Claim, Equity Interest or Administrative Expense, that a proof of such Claim or Equity Interest or request for payment of such Administrative Expense was filed with the Bankruptcy Court within such applicable period of time fixed by this Plan, statute, or pursuant to both Bankruptcy Rule 3003(c)(3) and a Final Order (e.g., the Bar Date).

1.74           "Unsecured Claim" means any Claim that is not an Administrative Expense Claim, a Priority Claim, a Priority Tax Claim, a Secured Claim, or an Intercompany Claim.

ARTICLE II

ADMINISTRATIVE EXPENSE AND PRIORITY TAX CLAIMS

Administrative Expense Claims and Priority Tax Claims have not been classified and are excluded from the following Classes in accordance with section 1123(a)(1) of the Bankruptcy Code.

Section 2.01	Treatment of Allowed Administrative Expense Claims

Each holder of an Allowed Administrative Expense Claim shall receive in full satisfaction, release and discharge of and in exchange for such Claim, the amount of such Allowed Administrative Expense Claim, in cash, on or as soon as practicable after the later of (i) the Effective Date; (ii) the date that is ten (10) Business Days after the date such Claim is Allowed; or (iii) such other date as may be agreed upon in writing by the holder of such Claim and by the Debtors, or, after the Effective Date, the Reorganized Debtors.

Section 2.02	Treatment of Allowed Priority Tax Claims

Each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction, release and discharge of and in exchange for such Claim, the amount of such Allowed Priority Tax Claim plus interests at the annual rate of 4.25%, in cash, through equal monthly payments based upon a five (5) year term.  The first monthly payment begins on the first day of the month following the Effective Date of the Plan, and the payments to holders of Allowed Priority Tax Claims are to be made within thirty (30) days from the end of each month.

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ARTICLE III
CLASSIFICATIONS OF CLAIMS AND INTERESTS

Section 3.01	Introduction

The categories of Claims and Interests set forth below classify Claims and Interests for all purposes, including for purposes of voting, confirmation, and distribution pursuant to this Plan and Bankruptcy Code §§ 1122 and 1123(a)(l).  A Claim or Interest shall be deemed classified in a particular Class only to the extent that it qualifies within the description of such Class, and shall be deemed classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes.  Notwithstanding anything to the contrary in this Plan, a Claim or Interest shall be deemed classified in a Class only to the extent that such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date.

Section 3.02	Voting; Acceptance by Impaired Classes

Each Impaired Class of Claims that will (or may) receive or retain property or any interest in property under this Plan shall be entitled to vote to accept or reject this Plan.  An Impaired Class of Claims shall have accepted this Plan if (i) the holders (other than any holder designated under Bankruptcy Code § 1126(e)) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept this Plan and (ii) the holders (other than any holder designated under Bankruptcy Code § 1126(e)) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept this Plan.  An Impaired Class of Interests shall have accepted this Plan if the holders (other than any holder designated under Bankruptcy Code § 1126(e)) of at least two-thirds in amount of the Allowed Interests actually voting in such Class have voted to accept this Plan.

Section 3.03	Identification of Claims and Interests.

The following tables designate the Classes of Claims against, and Interests in, the Debtors, other than Administrative Expense Claims and Priority Tax Claims, and specify which of those Classes and Interest are (a) Impaired or Unimpaired by this Plan; (b) entitled to vote to accept or reject this Plan in accordance with Bankruptcy Code § 1126; and (c) deemed to accept or reject this Plan.

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(1)           ASR-8 Centre LP

Class	Type of Allowed Claim or Interest	Impairment	Voting Rights
A1	Priority Non-Tax Claims	Unimpaired	Deemed to accept
A2	Senior Secured Claims	Impaired	Entitled to vote
A3	Junior Secured Claims	Impaired	Entitled to vote
A4	Mechanics Lien Claims	Impaired	Entitled to vote
A5	General Unsecured Claims	Impaired	Entitled to vote
A6	Intercompany Claims	Impaired	Entitled to vote
A7	Interests	Impaired	Entitled to vote

(2)           ASR-Fountainview Place LP

Class	Type of Allowed Claim or Interest	Impairment	Voting Rights
B1	Priority Non-Tax Claims	Unimpaired	Deemed to accept
B2	Senior Secured Claims	Impaired	Entitled to vote
B3	Junior Secured Claims	Impaired	Entitled to vote
B4	Mechanics Lien Claims	Impaired	Entitled to vote
B5	General Unsecured Claims	Impaired	Entitled to vote
B6	Intercompany Claims	Impaired	Entitled to vote
B7	Interests	Impaired	Entitled to vote

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(3)           ASR-Parkway One & Two, LP

Class	Type of Allowed Claim or Interest	Impairment	Voting Rights
C1	Priority Non-Tax Claims	Unimpaired	Deemed to accept
C2	Senior Secured Claims	Impaired	Entitled to vote
C3	Junior Secured Claims	Impaired	Entitled to vote
C4	Mechanics Lien Claims	Impaired	Entitled to vote
C5	General Unsecured Claims	Impaired	Entitled to vote
C6	Intercompany Claims	Impaired	Entitled to vote
C7	Interests	Impaired	Entitled to vote

ARTICLE IV

TREATMENT OF CLAIMS AND INTERESTS

Section 4.01	Priority Non-Tax Claims

(1)           Classification. Classes A1, B1, and C1 consist of all Allowed Priority Non-Tax Claims against the respective Debtor.  The Debtors are not aware of any Priority Non-Tax Claims.

(2)           Treatment.  Except to the extent that a holder of an Allowed Claim in Class A1, B1, or C1 has agreed in writing with the Debtors to a different treatment (in which event such other writing will govern), each holder of an Allowed Claim in Class A1, B1 or C1 shall receive, in full satisfaction, release and discharge of and in exchange for such Claim, the amount of such Allowed Priority Non-Tax Claim in cash, on or as soon as practicable after the latest of (i) the Effective Date; (ii) the date that is ten (10) Business Days after the date such Claim is Allowed; or (iii) such other date as may be agreed upon in writing by the holder of such Claim and the Debtors, or after the Effective Date, the Reorganized Debtors.

(3)           Voting. Claims in Classes A1, B1 and C1 are Unimpaired.  Each holder of an Allowed Claim in Class A1, B1 or C1 shall be conclusively deemed to have accepted this Plan pursuant to Bankruptcy Code § 1126(f), and, therefore, shall not be entitled to vote to accept or reject this Plan.

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Section 4.02	Senior Secured Claims

(1)           Classification. Classes A2, B2 and C2 consist of all Allowed Senior Secured Claims against the respective Debtor.

(2)           Treatment.

(i)           Class A2 Claims shall be Allowed in the amount of $4,930,000.00 in full and final satisfaction of all Claims of NW Spectrum VPL, LLC (including all post-petition Claims under Section 506(b) of the Bankruptcy Code and Proof of Claim No. 10-1 for tax Claims), and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairment, objection or any other challenge under any applicable law or regulation by any person or entity.  On the Effective Date, the holder of the Allowed Class A2 Claim shall receive, in full satisfaction, release and discharge of and in exchange for such Claim, the New NW Spectrum Loan Documents, the principal terms of which are as follows:

New NW Spectrum Note: amount of the Allowed Class A2 Claim.

Non-Default Interest:  4.25%

Default Interest:  14.25%

Payment Terms:  Interest only payable on a monthly basis.  All outstanding principal balance and accrued and unpaid interest thereon shall be due at maturity.

Maturity: December 31, 2015.

Collateral: Senior liens and security interests on all of the property and assets of the Reorganized Debtor NW Spectrum (except Avoidance Actions).

(ii)           Class B2 Claims shall be Allowed in the amount of $14,500,000.00 in full and final satisfaction of all Claims of Fountain View VPL, LLC (including all post-petition Claims under Section 506(b) of the Bankruptcy Code and Proof of Claim No. 4-1 for tax Claims), and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairment, objection or any other challenge under any applicable law or regulation by any person or entity.  On the Effective Date, the holder of the Allowed Class B2 Claims shall receive, in full and final satisfaction, release and discharge of, and in exchange for, such Claims, payment in full in Cash, without interest.

(iii)           Class C2 Claims shall be Allowed in the amount of $4,592,000.00 in full and final satisfaction of all Claims of Parkway I & II VPL, LLC (including all post-petition Claims under Section 506(b) of the Bankruptcy Code and Proof of Claim No. 3-1 for tax Claims), and shall not be subject to any avoidance, reductions, setoff, offset, recoupment, recharacterization, subordination, counterclaims, cross-claims, defenses, disallowance, impairment, objection or any other challenge under any applicable law or regulation by any person or entity.  On the Effective Date, the holder of the Allowed Class C2 Claim shall receive, in full satisfaction, release and discharge of and in exchange for such Claim, the New Parkway One & Two Loan Documents, the principal terms of which are as follows:

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New Parkway Note: amount of Allowed Class C2 Claim

Non-Default Interest:  4.25%

Default Interest:   14.25%

Payment Terms:  Interest only payable on a monthly basis.  All outstanding principal balance and accrued and unpaid interest thereon shall be due at maturity.

Maturity:  June 30, 2015.

Collateral: Senior liens and security interests on all of the property and assets of the Reorganized Debtor Parkway One & Two (except Avoidance Actions).

(3)           Mandatory Prepayment.  Upon the closing of the RN Sale, HHA Sale, or any other sale of the Debtors’ properties, the respective Debtor shall pay, without penalty, the Allowed Claims in Classes A2, B2, or C2, in Cash, to the fullest extent possible from the proceeds of such sale after payment of customary closing costs and Allowed Priority Tax Claims.

(4)           Adequate Protection Payments.  In addition to the foregoing, the Debtors shall pay the Senior Lenders (a) all interest and escrow adequate protection payments provided for in any cash collateral orders entered by the Bankruptcy Court in the Bankruptcy Cases, and (b) on the Effective Date, a one-time payment, payable from the funds of any of the Debtors, of $125,000 in Cash in full and final satisfaction of the Senior Lenders’ Claims for post-petition fees and expenses (including attorney fees and expenses).

(5)           Voting.  Classes A2, B2 and C2 are Impaired.  Each holder of an Allowed Claim in Classes A2, B2 and C2 shall be entitled to vote to accept or reject this Plan.

Section 4.03	Junior Secured Claims

(1)           Classification. Classes A3, B3 and C3 consist of all Allowed Junior Secured Claims against the respective Debtor.  The Debtors are unaware of any claims in Class A3.

(2)           Treatment.  On the Effective Date, the holder of the Allowed Classes A3, B3 and C3 Claims shall receive, in full satisfaction, release and discharge of and in exchange for such Claims, the New Hartside Loan Documents, the principal terms of which are as follows:

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New Hartside Note: amount of Allowed Junior Secured Claim.

Interest:  4.25%

Amortization: 30 year amortization schedule.  Principal and interest payable on a monthly basis.  All outstanding principal balance and accrued and unpaid interest thereon shall be due at maturity.

Maturity: 5 years from the Effective Date.

Collateral: Junior liens and security interests (subordinated to all the Senior Lenders’ Liens) on all of the property and assets of the Reorganized Debtors Fountainview and Parkway One & Two (except Avoidance Actions).

(3)           Mandatory Prepayment.  Upon the closing of the RN Sale, HHA Sale, or any other sale of the Debtors’ properties, the respective Debtor shall pay, without penalty, the Allowed Claims in Classes A3, B3, or C3, in cash, pro rata, to the fullest extent possible from the proceeds of such sale after payment of customary closing costs, Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Class A1, B1, or C1 Claims, and Allowed Class A2, B2, or C2 Claims.

(4)           Collateral.  Holders of Allowed Mechanics Lien Claims shall retain the liens securing such Allowed Claims pending sale of such property and/or payment of such Allowed Claim.

(5)           Voting. Classes A3, B3 and C3 are Impaired.  Each holder of an Allowed Claim in Classes A3, B3 and C3 shall be entitled to vote to accept or reject this Plan.

Section 4.04	Mechanics Lien Claims

(1)           Classification. Classes A4, B4 and C4 consist of the Allowed Mechanics Lien Claims against the respective Debtor.

(2)           Treatment.  Each holder of an Allowed Mechanics Lien Claim shall receive in full satisfaction, release and discharge of and in exchange for such Claim, the full amount of the unpaid portion of such Allowed Mechanics Lien Claim, in cash, through equal monthly payments based upon a six (6) month term, plus interest at an annual rate of 4.25%.  The first monthly payment begins on the first day of the month following the Effective Date of the Plan, and the payments to Classes A4, B4, and C4 creditors are to be made within thirty (30) days from the end of each month.

(3)           Mandatory Prepayment.  Upon the closing of the RN Sale, HHA Sale, or any other sale of the Debtors’ properties, the respective Debtor shall pay, without penalty, the Allowed Claims in Classes A4, B4, or C4, in cash, pro rata, to the fullest extent possible from the proceeds of such sale after payment of customary closing costs, Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Class A1, B1, or C1 Claims, Allowed Class A2, B2, or C2 Claims, and Allowed Class A3, B3, or C3 Claims.

(4)           Voting. Classes A4, B4, and C4 are Impaired.  Each holder of an Allowed Claim in Classes A4, B4, and C4 shall be entitled to vote to accept or reject this Plan.

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Section 4.05	General Unsecured Claims.

(1)           Classification. Classes A5, B5 and C5 consist of all Allowed General Unsecured Claims against the respective Debtor.

(2)           Treatment.  Each holder of an Allowed Claim in Class A5 shall receive, in full satisfaction, release and discharge of and in exchange for, such Claim, the full amount of the unpaid portion of such Allowed Claim, in cash, within six (6) months of the Effective Date, plus interest at an annual rate of 3.25%.

Each holder of an Allowed Claim in Classes B5 or C5 shall receive, in full satisfaction, release and discharge of and in exchange for, such Claim, the full amount of the unpaid portion of such Allowed Claim plus interest at an annual rate of 3.25%, in cash, through equal monthly payments.  The Allowed Claim shall be amortized over thirty (30) years with a five (5) year balloon payment.  The first monthly payment begins on the first day of the month following the Effective Date of the Plan, and the payments to Classes B5, and C5 creditors are to be made within thirty (30) days from the end of each month.

(3)           Mandatory Prepayment.  Upon the closing of the RN Sale, HHA Sale, or any other sale of the Debtors’ properties, the respective Debtor shall pay, without penalty, the Allowed Claims in Classes A5, B5, or C5, in cash, pro rata, to the fullest extent possible from the proceeds of such sale after payment of customary closing costs, Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Class A1, B1, or C1 Claims, Allowed Class A2, B2, or C2 Claims, Allowed Class A3, B3, or C3 Claims, and Allowed Class A4, B4, or C4 Claims.

(4)           Voting. Classes A5, B5 and C5 are Impaired.  Each holder of an Allowed Claim in Classes A5, B5 or C5 shall be entitled to vote to accept or reject this Plan.

Section 4.06	Intercompany Claims.

(1)           Classification.  Classes A6, B6 and C6 consist of all Allowed Intercompany Claims against the respective Debtor.

(2)           Treatment.  On the Effective Date, all Intercompany Claims, if any, will be subordinated to all other Classes of Claims and holders of Class 6 Claims shall not be entitled to receive payment on account of their Claims until Classes 1-5 have been satisfied in full.

(3)           Mandatory Prepayment.  Upon the closing of the RN Sale, HHA Sale, or any other sale of the Debtors’ properties, the respective Debtor shall pay, without penalty, the Allowed Claims in Classes A6, B6, or C6, in cash, pro rata, to the fullest extent possible from the proceeds of such sale after payment of customary closing costs, Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Class A1, B1, or C1 Claims, Allowed Class A2, B2, or C2 Claims, Allowed Class A3, B3, or C3 Claims, Allowed Class A4, B4, or C4 Claims, and Allowed Class A5, B5, or C5 Claims.

(4)           Voting.  Classes A6, B6 and C6 are Impaired.  Each holder of an Allowed Claim in Classes A6, B6 and C6 shall be entitled to vote to accept or reject this Plan.

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Section 4.07	Equity Interests.

(1)           Classification. Classes A7, B7 and C7 consist of all Equity Interests in the respective Debtor.

(i)           The holders of Equity Interests in NW Spectrum, and their respective ownership percentages, shall remain the same as of the Petition Date, and are as follows:

American Spectrum Realty – 8 Centre LLC                                                                                                                1% interest
American Spectrum Realty Operating Partnership, LP                                                                                                           99% interest

(ii)           The holders of Equity Interests in Fountainview, and their respective ownership percentages, shall remain the same as of the Petition Date, and are as follows:

American Spectrum Realty – Fountainview Place LLC                                                                                                           1% interest
American Spectrum Realty Operating Partnership, LP                                                                                                           99% interest
(iii)           The holders of Equity Interests in Parkway One & Two, and their respective ownership percentages, shall remain the same as of the Petition Date, and are as follows:

American Spectrum Realty – Parkway One & Two LLC                                                                                                           1% interest
American Spectrum Realty Operating Partnership, LP                                                                                                           99% interest
(2)           Treatment.  Holders of Class 7 Interests shall retain their Equity Interests in the Reorganized Debtors but such holders shall not be entitled to receive payment on account of their Interests until Classes 1-6 have been satisfied in full.

(3)           Voting.  Classes A7, B7 and C7 are Impaired.  Holders of Allowed Interests in Classes A7, B7 and C7 shall be entitled to vote to accept or reject this Plan.

ARTICLE V
ACCEPTANCE OR REJECTION OF PLAN

Section 5.01	Classes and Claims Entitled to Vote.

Each holder of an Impaired Claim shall be entitled to vote to accept or reject this Plan.  Classes of Claims not impaired under this Plan shall not be entitled to vote to accept or reject this Plan and shall be presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.

Section 5.02	Cramdown.

If all applicable requirements for confirmation of this Plan are met as set forth in sections 1129(a)(1) through (13) of the Bankruptcy Code, except subsection (8), the Debtors will request that the Bankruptcy Court confirm this Plan in accordance with section 1129(b) of the Bankruptcy Code, so long as at least on impaired Class of Claims has accepted this Plan, on the basis that this Plan is fair and equitable and does not discriminate unfairly with respect to any non-accepting impaired Class.

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ARTICLE VI
MEANS OF IMPLEMENTATION OF THIS PLAN

Section 6.01	Implementation of Plan.

The Debtors reserve their rights to implement this Plan through the sale of their Properties pursuant to sections 1123(a)(5)(D) and 1129(b)(2)(A)(ii). If, the Debtors or Reorganized Debtors decide, in their business judgment, to sell any of the Debtors’ Properties, the sale proceeds shall be distributed in accordance with the provisions of this Plan.  Any such sale would be free and clear of all liens, claims, interests, and encumbrances pursuant to sections 1123(a)(5)(D) and, to the extent applicable and allowable, 363(f), including the RN Sale or HHA Sale.

With respect to any sale of any of the Debtors’ Properties, unless the Bankruptcy Court for cause orders otherwise, any holder of an Allowed Secured Claim may submit a bid (“Credit Bid”) for any property that is subject to a lien that secures that Allowed Secured Claim and, if the holder of such Allowed Secured Claim purchases such property, such holder may offset such Allowed Secured Claim against the purchase price of such property.  If the proposed sale price is not sufficient to pay in full all Allowed Secured Claims against the property to be sold, the Debtors shall give notice of the proposed sale to any holder of an Allowed Secured Claim against that property which will not be paid in full and if within five (5) business days of the date of such notice, any such holder of an Allowed Secured Claim submits a Credit Bid for the property on terms no less favorable to the Debtors than the proposed sale, then the Debtors may not sell the property for less than the Credit Bid unless the holder of the Secured Claim fails to timely close the sale in accordance with the terms of its Credit Bid.

If RN Sale has not been approved as of the Confirmation Hearing, the Confirmation Order shall authorize the sale.  The motion to approve the RN Sale is incorporated into the Plan by reference.  The Plan and Confirmation Order shall have no effect on the order approving the HHA Sale previously entered by the Bankruptcy Court and the terms and provisions of the HHA Sale order shall survive confirmation of the Plan.

Pending the sale of the Debtors’ properties, the Reorganized Debtors will continue to operate and manage their businesses, and make such payments to holders of Allowed Claims as set forth in this Plan.

Section 6.02	No Substantive Consolidation; Claims Against Multiple Debtors.

(1)           No Substantive Consolidation. The Plan is a joint plan that does not provide for substantive consolidation of the Debtors’ estates, and on the Effective Date, the Debtors’ estates shall not be deemed to be substantively consolidated for purposes hereof.  Except as specifically set forth herein, nothing in the Plan, the Disclosure Statement or otherwise shall constitute or be deemed to constitute an admission that any one of the Debtors is subject to or liable for any Claim against any other Debtor.  Notwithstanding the foregoing, the Debtors reserve the right, to seek substantive consolidation of the Debtors in connection with confirmation of the Plan.

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(2)           Claims Against Multiple Debtors. Creditors holding Claims against multiple Debtors, to the extent Allowed in each Debtor’s Chapter 11 Case, will be treated as holding a separate Claim against each Debtor’s estate; provided, however, that no holder of an Allowed Claim shall be entitled to receive more than payment in full of such Allowed Claim (plus postpetition interest, if and to the extent provided for in the relevant Plan), and such Claims will be administered and treated in the manner provided in the relevant Plan.

Section 6.03	Continued Corporate Existence and Vesting of Assets in the Reorganized Debtor

(1)           Vesting. Except as otherwise provided in this Plan, on the Effective Date, all assets of each Debtor’s Estate, including but not limited to, any limited partnership or membership interests in the Debtors, all rights to object to Claims, and all claims, defenses, counterclaims, and rights of the Debtors preserved under this Plan, shall be transferred to and shall vest in the respective Reorganized Debtor for the benefit of the holders of Claims against and Interests in the Debtors.  From and after the Effective Date, the Reorganized Debtors may operate their business(es) and may use, acquire and dispose of property without the supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of this Plan.  The Reorganized Debtors shall make the payments required under the Plan to the holders of Allowed Claims in compliance with this Plan and the Confirmation Order.

(2)           Free and Clear. Except as otherwise provided, as of the Effective Date, all assets of the Reorganized Debtor will be free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as provided in this Plan or Confirmation Order.

Section 6.04	Management and Compensation of Management.

From and after the Effective Date, the general partner of NW Spectrum existing as of the Petition Date, American Spectrum Realty – 8 Centre LLC, shall remain in place and continue to exist with respect to the Reorganized NW Spectrum and shall continue to have, to the fullest extent permitted by applicable law, the rights, powers, and duties of such general partner existing immediately prior to the Petition Date save and except for the rights, powers, and duties granted to the Responsible Person under this Plan.  Similarly, from and after the Effective Date, the general partner of Fountainview existing as of the Petition Date, American Spectrum Realty – Fountainview Place LLC, shall remain in place and continue to exist with respect to the Reorganized Fountainview and shall continue to have, to the fullest extent permitted by applicable law, the rights, powers, and duties of such general partner existing immediately prior to the Petition Date save and except for the rights, powers, and duties granted to the Responsible Person under this Plan.  From and after the Effective Date, the general partner of Parkway One & Two existing as of the Petition Date, American Spectrum Realty – Parkway One & Two LLC, shall remain in place and continue to exist with respect to the Reorganized Parkway One & Two and shall continue to have, to the fullest extent permitted by applicable law, the rights, powers, and duties of such general partner existing immediately prior to the Petition Date save and except for the rights, powers, and duties granted to the Responsible Person under this Plan.

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As of the Effective Date, American Spectrum Management Group, Inc. (“ASR Management”) will continue to manage and operate the Debtors’ properties in accordance with its prepetition management agreement save and except for the rights, powers, and duties granted to the Responsible Person under this Plan

From and after the Effective Date until the Allowed Claims of Classes A2, B2 and C2 are paid in full, the Responsible Person shall be the sole person with authority over the rents and cash of each of the Debtors, no rents or cash may be used or spent without the express written consent and authorization of the Responsible Person and the Responsible Person may only authorize use of rents and cash (i) to make disbursements pursuant to this Plan and (ii) to pay expenses incurred in the ordinary course of business and operations of the Debtors’ Properties.  The Responsible Person shall provide reports to the Debtors and the Senior Lenders as may be mutually agreed upon by the Debtors, the Senior Lenders and the Responsible Person.  Until the Allowed Claims of Classes A2, B2, and C2 are paid in full, no person may terminate the Responsible Person’s authority under this Plan without order of the Bankruptcy Court or written consent of the Debtors and the Holders of the Allowed Claims of Classes A2, B2 and C2.  The Responsible Person may tender his resignation at any time by filing a motion to approve such resignation with the Bankruptcy Court.  If the Bankruptcy Court grants such a motion, the Bankruptcy Court shall appoint a successor to the Responsible Person as part of the order approving the resignation.  The Responsible Person shall be paid $495.00 per hour for his services and shall be entitled to the same limitation of liabilities and indemnification contained in Section D of the engagement letter dated January 29, 2014 between the Debtors and The Claro Group.

Section 6.05	Preservation of Rights, Claims and Causes of Action

(1)           Preservation of Rights.  Except to the extent such rights, claims, causes of action, defenses, and counterclaims are otherwise dealt with in this Plan or the Confirmation Order or are expressly and specifically released in connection with this Plan, the Confirmation Order or in any settlement agreement approved during the Chapter 11 Case, or otherwise provided in the Confirmation Order or in any contract, instrument, release, indenture or other agreement entered into in connection with this Plan, in accordance with Bankruptcy Code § 1123(b): (a) any and all Preserved Rights (including Avoidance Actions, which definition explicitly includes preference actions pursuant to 11 U.S.C. § 547) of or accruing to the Debtors or their Estates shall become assets of and vest in the Reorganized Debtors, whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such Preserved Rights have been listed or referred to in this Plan, the Schedules, or any other document Filed with the Bankruptcy Court; and (b) the Debtors do not, and the Reorganized Debtors shall not be deemed to, waive, relinquish, or abandon (nor shall they be estopped or otherwise precluded from asserting) any Preserved Right that constitutes property of the Estates: (I) whether or not such Preserved Right has been listed or referred to in this Plan or the Schedules, or any other document Filed with the Bankruptcy Court; (II) whether or not such Preserved Right is currently known to the Debtors; and (III) whether or not a defendant in any litigation relating to such Preserved Right Filed a Proof of Claim in the Chapter 11 Cases, Filed a notice of appearance or any other pleading or notice in the Chapter 11 Case, voted for or against this Plan, or received or retained any consideration under this Plan.  Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principle of law or equity, without limitation, any principles of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a Preserved Right in this Plan, the Schedules, or any other document Filed with the Bankruptcy Court shall in no manner waive, eliminate, modify, release, or alter the Reorganized Debtors’ right to commence, prosecute, defend against, settle, and realize upon any Preserved Rights that the Reorganized Debtors have or may have as of the Effective Date.  The Preserved Rights preserved in this paragraph include, but are not limited to, potential preference actions against all parties that will be listed in the Plan Supplement.

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(2)           Ongoing Review. As of the filing of this Plan, the Debtors have not yet completed their review of accounts receivable owned by the Debtors, and therefore, without limiting any other provision in the Disclosure Statement, Plan or Confirmation Order, the Debtors and Reorganized Debtors explicitly reserve any and all claims and causes of action related to all accounts receivable and the work giving rise to same.

(3)           Right to Amend. The Debtors and Reorganized Debtors reserve the right to amend and supplement the preservation of rights, including but not limited to, the right to supplement this section via attachment to this Plan.

Section 6.06	Closing of the Debtors’ Cases.

When all Disputed Claims or Interests filed against a Debtor have become Allowed Claims or Interests or have become Disallowed Claims by Final Order or otherwise pursuant to this Plan, and all appropriate Plan distributions have been made or provided for, the Debtor shall seek authority from the Bankruptcy Court to close such Debtor’s Chapter 11 Case in accordance with the Bankruptcy Code and the Bankruptcy Rules.

ARTICLE VII
PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT, AND UNLIQUIDATED CLAIMS

Section 7.01	Objections to Claims

(a)           Authority

The Debtors or the Reorganized Debtors, on and after the Effective Date, shall have the exclusive authority to File objections to Claims, and to withdraw any objections to such Claims that they File.  The Debtors or the Reorganized Debtors, on and after the Effective Date, shall have the exclusive authority to settle, compromise, or litigate to judgment any objections to such Claims.  The Debtors or the Reorganized Debtors, on and after the Effective Date, shall have the exclusive authority to File, settle, compromise, withdraw, or litigate to judgment any objections to other Claims.  From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.  The Reorganized Debtors also shall have the right to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.

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(b)	Objection Deadline

As soon as practicable, but no later than the Claims Objection Deadline, the Reorganized Debtors may File objections with the Bankruptcy Court and serve such objections on the Creditors holding the Claims to which such objections are made.  Nothing contained herein, however, shall limit the right of the Reorganized Debtors to object to Claims, if any, Filed or amended after the Claims Objection Deadline.  The Claims Objection Deadline may be extended by the Bankruptcy Court upon motion by the Debtors or the Reorganized Debtors, as the case may be, without notice or hearing.

For the avoidance of doubt, no Claim is or shall be deemed Allowed until the later of the Claims Objection Deadline or the expiration of some other applicable period of limitation fixed by the Bankruptcy Code, Bankruptcy Rules, or Bankruptcy Court, unless otherwise ordered by a Final Order of the Bankruptcy Court.

Section 7.02	Estimation of Claims

The Reorganized Debtors may at any time request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Bankruptcy Code section 502(c), regardless of whether the Reorganized Debtors or the Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection.  In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on such Claim, the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.  All of the aforementioned objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another.

Section 7.03	No Distributions Pending Allowance

Notwithstanding any other provision of the Plan, unless otherwise agreed to by the Reorganized Debtors in writing, no payments or distributions shall be made with respect to any disputed portion of a Claim unless and until all objections to such disputed portion of the Claim have been settled or withdrawn or have been determined by Final Order.  The Reorganized Debtors shall pay the undisputed portion of a Claim in accordance with the Plan, Confirmation Order and orders of the Court.

Section 7.04	Distributions After Allowance

The Reorganized Debtors shall make payments and distributions from a distribution reserve to each holder of a Disputed Claim that has become an Allowed Claim in accordance with the provisions of the Plan governing the class of Claims to which such holder belongs.  As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing all or part of any Disputed Claim becomes a Final Order, the Reorganized Debtors shall distribute to the holder of such Claim the distribution (if any) that would have been made to such holder on the Distribution Date had such Allowed Claim been allowed on the Distribution Date.  After a Disputed Claim is Allowed or otherwise resolved, the excess Cash or other property that was reserved on account of such Disputed Claim, if any, shall become property of the Reorganized Debtors for the benefit of other Allowed Claims of the Class or Classes for which the distribution reserve was created.

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Section 7.05	Reduction of Claims

Notwithstanding the contents of the Schedules, Claims listed therein as undisputed, liquidated and not contingent shall be reduced by the amount, if any, that was paid by the Debtors prior to the Effective Date, including pursuant to orders of the Bankruptcy Court.  To the extent such payments are not reflected in the Schedules, such Schedules will be deemed amended and reduced to reflect that such payments were made.  Nothing in the Plan shall preclude the Reorganized Debtors from paying Claims that the Debtors were authorized to pay pursuant to any Final Order entered by the Bankruptcy Court prior to the Effective Date.

Section 7.06	Compliance with Tax Requirements/Allocations

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of a distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes with respect to such distribution, withholding distributions pending receipt of information necessary to facilitate such distribution, or establishing any other mechanisms it believes are reasonable and appropriate.  The Reorganized Debtors reserves the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens and encumbrances.

ARTICLE VIII
PROVISIONS GOVERNING DISTRIBUTIONS

Section 8.01	Plan Distributions.

Until the Allowed Claims of Classes A2, B2 and C2 are paid in full, the Responsible Person (and thereafter the Reorganized Debtors) shall make all distributions as required after the Effective Date under this Plan.  Such distributions shall be made on or about the Effective Date, or as soon thereafter as practicable (unless otherwise provided herein or ordered by the Bankruptcy Court).  The Responsible Person and (as applicable) the Reorganized Debtors in their discretion may establish reserves for Disputed Claims or undetermined Claims, and defer or delay distributions to ensure an equitable and ratable distribution to holders of Allowed Claims, in accordance with the terms of this Plan.

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If any Unsecured Claim is a Disputed Claim or an undetermined Claim on the date for any interim distribution, no distribution shall be made to the holder of such Claim in such distribution.

Section 8.02	Interim Distributions.

The Responsible Person and (as applicable) the Reorganized Debtors may make interim distributions to any Class then entitled to such a distribution at any time that they conclude, in their sole discretion, that such a distribution is appropriate.  The Responsible Person and (as applicable) the Reorganized Debtors, in their sole discretion, may determine to make any such interim distribution first to one group of holders of Allowed Claims in a Class and subsequently to the rest of the holders of Allowed Claims in such Class.

Section 8.03	Disputed Payments or Distributions.

In the event of any dispute between or among Claimants as to the right of any Person to receive or retain any distribution to be made to such Person under this Plan, the Debtors, or after the Effective Date, the Responsible Person and (as applicable) the Reorganized Debtors, may make it instead into a reserve for payment or distribution as ordered by the Bankruptcy Court or as the interested parties to such dispute may otherwise agree among themselves.  Any Claimant which fails to raise such dispute by filing an appropriate request for relief with the Bankruptcy Court prior to the issuance of such disputed distribution by the Responsible Person and (as applicable) the Reorganized Debtors shall be deemed to have forever waived any right to dispute such distribution or to restrict the use of such distribution.

Section 8.04	Minimum Distribution.

Notwithstanding anything to the contrary in this Plan, the Responsible Person and (as applicable) the Reorganized Debtors shall not be required to make aggregate distributions of less than $100 to any holder of an Allowed Unsecured Claim, unless the Responsible Person and (as applicable) the Reorganized Debtors elect to do so.

Section 8.05	Setoff.

The Debtors, or after the Effective Date, the Responsible Person and (as applicable) the Reorganized Debtors may set off any claims of any nature whatsoever that the Debtors or the Estates may have against a Claimant, such Claimant's Claim or the payment or distribution to be made pursuant to this Plan with respect to such Claimant's Claim.  Notwithstanding the foregoing, the failure to effect such a setoff will not constitute a waiver or release by the Estates, the Debtors or the Reorganized Debtors of any such claim against such holder.

Section 8.06	Interest on Claims.

Unless otherwise specifically provided for in this Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.  Interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon to the extent that such Disputed Claim becomes an Allowed Claim.

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Section 8.07	Further Authorizations.

The Debtors, the Responsible Person and the Reorganized Debtors, if and to the extent necessary, may seek such orders, judgments, injunctions and rulings that any of them deems necessary to further carry out the intentions and purposes of, and give full effect to the provisions of, this Plan.

ARTICLE IX
EXECUTORY CONTRACTS AND LEASES

Section 9.01	Assumption of Contracts and Leases.

All Executory Contracts and Leases shall be deemed assumed as of the Effective Date, unless the applicable Executory Contracts and Leases have previously been assumed and assigned or rejected by order of the Bankruptcy Court or is the subject of a motion to assume and assign or to reject, pending as of the Effective Date.  Assumption shall be pursuant to the terms of the Confirmation Order unless the applicable Executory Contracts and Leases have previously been assumed and assigned or rejected by order of the Bankruptcy Court or as a matter of law.

ARTICLE X
CONDITIONS PRECEDENT

Section 10.01	Conditions Precedent to Effectiveness.

This Plan shall not become effective unless and until the following conditions have occurred:

(a)	The Bankruptcy Court shall have entered the Confirmation Order in a form and substance satisfactory to the Debtors; and

(b)
With respect to the NW Spectrum and Parkway Plans only, the Bankruptcy Court shall have entered an order approving the New Loan Documents or the Debtors and the applicable party shall have reached an agreement on the form of the New Loan Documents.

Section 10.02	Waiver of Bankruptcy Rule 3020(e).

Pursuant to the Bankruptcy Court’s authority as set forth in Bankruptcy Rule 3020(e), the Debtors shall be entitled to consummate this Plan immediately after entry of the Confirmation Order and the satisfaction or waiver of the conditions to the occurrence of the Effective Date.

Section 10.03	Notice of the Effective Date.

After the occurrence of the Effective Date, the Debtors shall mail or cause to be mailed to all holders of Claims and Equity Interests a notice that informs such holders of: (i) entry of the Confirmation Order; (ii) the occurrence of the Effective Date; (iii) the deadline established under this Plan for the filing of Administrative Expense Claims; and (iv) such other matters as the Debtors deems to be appropriate.

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ARTICLE XI
EFFECTS OF PLAN CONFIRMATION

Section 11.01	Satisfaction, Release and Discharge of Claims.

Except as otherwise specifically provided in this Plan or in the Confirmation Order, the Confirmation of this Plan shall discharge the Debtors and their property or assets from all Claims that existed or arose before the Confirmation Date and extinguish completely all liabilities in respect of any Claim or other obligation or Equity Interest, whether reduced to judgment or not, liquidated or unliquidated, contingent or non-contingent, asserted or unasserted, fixed or not, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, that existed or arose from any agreement of the Debtors entered into or obligation of the Debtors incurred before the Confirmation Date, or from any conduct of the Debtors prior to the Confirmation Date, or that otherwise existed or arose prior to the Confirmation Date, including, without limitation, all interest, if any, on any such Claims, Equity Interests or obligations, whether such interest accrued before or after the Petition Date, and including, without limitation, any liability of the kind specified in sections 502(g), 502(h) and 502(i) of the Bankruptcy Code, whether or not a Proof of Claim is filed or deemed filed under section 501 of the Bankruptcy Code, such Claim is allowed under section 502 of the Bankruptcy Code, or the holder of such Claim accepted this Plan.  The treatment of and consideration to be received by holders of Allowed Claims or Equity Interests pursuant to this Plan are in full satisfaction, settlement, discharge, and release of and in exchange for such holders' respective Claims against or Equity Interests in the Debtors and the Estates.

Section 11.02	Injunction.

Except as otherwise specifically provided in this Plan or in the Confirmation Order, if the Effective Date occurs the Confirmation Order shall and shall be deemed to permanently enjoin all Persons that have held, currently hold or may hold a Claim against, or be owed obligations by, the Debtors or the Estates or any Representative of the Debtors or the Estates, or who have held, currently hold or may hold an Equity Interest in the Debtors, from taking any of the following actions on account of such Claim or Equity Interest: (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind against the Debtors, the Estates, the Reorganized Debtors, or any of their respective Affiliates or Representatives; (ii) enforcing, levying, attaching, collecting, or otherwise recovering in any manner or by any means, directly or indirectly, any judgment, award, decree, or order against the Debtors, the Estates, the Reorganized Debtors, or any of their respective Affiliates or Representatives; (iii) creating, perfecting or enforcing in any manner, directly or indirectly, any lien, charge, encumbrance or other Lien of any kind against the Debtors, the Estates, the Reorganized Debtors, or any of their respective Affiliates or Representatives; (iv) asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any debt, liability or obligation due to the Debtors, the Estates, the Reorganized Debtors, or any of their respective Affiliates or Representatives; and (v) proceeding in any manner, directly or indirectly, in any place whatsoever against the Debtors, the Estates, the Reorganized Debtors, or any of their respective Affiliates or Representatives.

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Section 11.03	No Liability for Solicitation or Participation.

Pursuant to section 1125 of the Bankruptcy Code, Persons that solicit acceptances or rejections of this Plan and/or that participate in the offer, issuance, sale, or purchase of securities offered or sold under or in connection with this Plan, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, shall not be liable, on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or the offer, issuance, sale, or purchase of securities.

Section 11.04	Releases and Limitation of Liability of Exculpated Persons.

The Exculpated Persons shall not have or incur any liability to any Person for any act taken or omission made in good faith in connection with or in any way related to negotiating, formulating, implementing, confirming, or consummating this Plan, the Disclosure Statement or any contract, instrument, filing with governmental agencies, release, or other agreement or document created in connection with or related to this Plan, any prior plan or disclosure statement of the Debtors, or the administration of the Bankruptcy Case.  The Exculpated Persons shall have no liability to any Person for actions taken in good faith under or relating to this Plan or in connection with the administration of the Bankruptcy Case including, without limitation, failure to obtain confirmation of this Plan or to satisfy any condition or conditions precedent, or waiver of or refusal to waive any condition or conditions precedent to Confirmation or to the occurrence of the Effective Date.  Further, the Exculpated Persons shall not have or incur any liability to any Person for any act or omission in connection with or arising out of their administration of this Plan, except for gross negligence or willful misconduct as determined by the Bankruptcy Court.

Section 11.05	Term of Injunctions and Stays.

Unless otherwise specifically provided in this Plan or the Confirmation Order, all injunctions or stays provided for in the Bankruptcy Case pursuant to sections 105, 362 or 524 of the Bankruptcy Code or otherwise and in effect on the Confirmation Date shall remain in full force and effect until the Effective Date.

Section 11.06	No Liability for Tax Claims.

Unless a taxing authority has asserted a Claim against the Debtors before the Bar Date established therefor, no Claim of such authority shall be Allowed against the Debtors or the Estates for taxes, penalties, interest, additions to tax, or other charges arising out of the failure, if any, of the Debtors or any other Entity to have paid taxes or to have filed any tax return (including, but not limited to, any income tax return or franchise tax return) in or for any prior year or arising out of an audit of any return for a period before the Petition Date.

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Section 11.07	Release of Liens.

Except as otherwise specifically provided in this Plan or the Confirmation Order, all Liens, security interests, deeds of trust, or mortgages against property of the Estates shall and shall be deemed to be released, terminated, and nullified as of the Effective Date; and the Bankruptcy Court, at the request of the Debtors or the Reorganized Debtors, may appoint a Person to execute appropriate releases of such Liens, security interests, deeds of trust or mortgages.

ARTICLE XII
MODIFICATION, REVOCATION OR WITHDRAWAL OF THIS PLAN

Section 12.01	Modification of this Plan.

The Debtors may alter, amend or modify this Plan under section 1127 of the Bankruptcy Code or as otherwise permitted by applicable law at any time prior to the Confirmation Date.  After the Confirmation Date and prior to the substantial consummation of this Plan, any party in interest in the Bankruptcy Case may, so long as the treatment of holders of Claims or Equity Interests under this Plan are not materially adversely affected, institute proceedings in the Bankruptcy Court to remedy any defect or omission or to reconcile any inconsistencies in this Plan, the Disclosure Statement or the Confirmation Order, and any other matters as may be necessary to carry out the purposes and effects of this Plan; provided, however, prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

Section 12.02	Revocation or Withdrawal of this Plan.

The Debtors reserve the right to revoke or withdraw this Plan at any time prior to the Confirmation Date.  If the Debtors revoke or withdraw this Plan prior to the Confirmation Date, this Plan shall be deemed null and void.  In such event, nothing contained herein shall be deemed to constitute a waiver or release of any claims by or against the Debtors or any other Person or to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors.

ARTICLE XIII
RETENTION OF JURISDICTION

Section 13.01	Jurisdiction of Bankruptcy Court.

Following the Effective Date, and notwithstanding the entry of the Confirmation Order, the Bankruptcy Court shall retain jurisdiction of the Bankruptcy Case and all matters arising in, or related to, the Bankruptcy Case to the fullest extent permitted by law, including jurisdiction to:

(a)	To hear and determine motions, applications, adversary proceedings, and contested matters pending on or commenced after the Effective Date;

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(b)
To hear and determine objections (whether filed before or after the Effective Date) to, or requests for estimation of, any Claim or Equity Interest, and to enter any order requiring the filing of proof of any Claim or Equity Interest before a particular date;

(c)	To ensure that distributions to holders of Allowed Claims are accomplished as provided in this Plan;

(d)	To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

(e)	To construe and to take any action to enforce this Plan and the Confirmation Order;

(f)
To issue such orders as may be necessary for the implementation, execution and consummation of this Plan and to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan and the Confirmation Order, and the transactions contemplated hereby and thereby;

(g)
To hear and determine any applications to modify this Plan, to cure any defect or omission or to reconcile any inconsistency in this Plan, the Disclosure Statement or in any order of the Bankruptcy Court including, without limitation, the Confirmation Order;

(h)	To hear and determine all applications for Professional Fees;

(i)	To hear and determine other issues presented or arising under this Plan or the Definitive Documents;

(j)	To determine such other matters and for such other purposes as may be provided in the Confirmation Order;

(k)	To hear and determine any other matters related hereto and not inconsistent with Chapter 11 of the Bankruptcy Code; and

(l)	To enter the Final Decree.

Section 13.02	Failure of Bankruptcy Court to Exercise Jurisdiction.

If the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction, or is otherwise without jurisdiction, over any matter arising under, arising in or related to the Bankruptcy Case, including with respect to the matters set forth above, this Article shall not prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such subject matter.

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ARTICLE XIV
COMPROMISES AND SETTLEMENTS

Section 14.01	General Compromise and Settlement of Claims and Interests

Pursuant to Bankruptcy Code § 363 and Bankruptcy Rule 9019, subject to occurrence of the Effective Date and in consideration for the classification, distribution and other benefits provided under this Plan, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims, Interests and controversies resolved pursuant to this Plan, including, without limitation, all Claims arising prior to the Petition Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, arising out of, relating to or in connection with the business or affairs of, or transactions with, the Debtors.  The entry of the Confirmation Order shall, subject to the occurrence of the Effective Date, constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in this Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Estates, Creditors and other parties in interest, and are fair, equitable and within the range of reasonableness.

Section 14.02	Additional Compromise and Settlement with the Senior Lenders

Without limiting the application of Section 14.01 as it applies to the Senior Lenders, pursuant to Bankruptcy Code § 363 and Bankruptcy Rule 9019, subject to the occurrence of the Effective Date and in consideration for the classification, distribution and other benefits provided under this Plan, as well as the additional consideration of $125,000 for fees and expenses to be paid to the Senior Lenders upon the Effective Date pursuant to Section 4.02(4) of this Plan, the Senior Lenders explicitly waive all Claims against the Debtors under Section 506(b) of the Bankruptcy Code.  The Senior Lenders further waive and release all rights, liens, claims, interests, and encumbrances, whether known or unknown, foreseen or unforeseen, asserted or unasserted, arising in connection with the Debtors or otherwise, that they may have under that certain Loan Disbursement, Reserve and Security Agreement dated March 29, 2013, between View Point Bank, N.A., (as predecessor-in-interest to the Senior Lenders), the Debtors, and ASR–2620-2630 Fountainview Place, L.P.; the Senior Lenders agree that this release, without limitation, extinguishes any right, lien, claim, interest, or encumbrance to the funds held in the "Segregated Account[s]" as defined and ordered by the April 30, 2013 Temporary Restraining Order, May 10, 2013 Agreed Temporary injunction, May 24, 2013 Order Modifying Temporary Injunction and any other pleadings, orders or agreements filed, entered or reached in ASR 2620-2630 Fountainview LP, Fountainview Park Plaza, LLC, ASRP Investments, LLC v. ASR 2620-2630 Fountainview GP, LLC, American Spectrum Realty Operating Partnership LP, American Spectrum Realty, Inc., and American Spectrum Realty Management LLC; Cause No. 2013-25806, in the 270th District Court of Harris County, Texas.

ARTICLE XV
MISCELLANEOUS PROVISIONS

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Section 15.01	Payment of Statutory Fees.

All fees payable pursuant to section 1930 of Title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date or when otherwise due.

Section 15.02	Retention of Actions and Defenses.

All claims, rights, defenses, offsets, recoupments, causes of action, actions in equity, or otherwise, whether arising under the Bankruptcy Code or federal, state, or common law, which constitute property of the Estates within the meaning of section 541 of the Bankruptcy Code, as well as all claims, rights, defenses, offsets, recoupments, and causes of action arising under Chapter 5 of the Bankruptcy Code (including without limitation the Avoidance Actions) with respect to the Debtors, shall be and hereby are preserved for the benefit of the Debtors and shall be and hereby are deemed to be part of the assets of the Debtors.

Section 15.03	No Admissions.

Notwithstanding anything herein to the contrary, nothing contained in this Plan shall be deemed an admission by the Debtors or the Reorganized Debtors or be used as the basis of a waiver or estoppel against the Debtors or the Reorganized Debtors with respect to any matter set forth herein including, without limitation, liability on any Claim or Equity Interest or the propriety of any classification of any Claim or Equity Interest.

Section 15.04	Plan Controls.

To the extent there is an inconsistency or ambiguity between any term or provision contained in the Disclosure Statement and this Plan, the terms and provisions of this Plan shall control.

Section 15.05	Substantial Consummation of Plan.

This Plan shall be deemed to be substantially consummated on the Effective Date.

Section 15.06	Successors and Assigns.

The rights, benefits, and obligations of any Person named or referred to in this Plan will be binding upon, and will inure to the benefit of, the heir, executor, administrator, representative, successor, or assign of, such Person.

Section 15.07	Severability.

Should the Bankruptcy Court determine, on or prior to the Confirmation Date, that any provision of this Plan is either illegal or unenforceable or illegal or unenforceable as applied to any Claim or Equity Interest, the Bankruptcy Court, at the request of the Debtors, shall have the power to alter and modify such provision to make it valid and enforceable to the maximum extent practicable consistent with the original purpose of such provision.  Notwithstanding any such determination, interpretation, or alteration, the remainder of the terms and provisions of this Plan shall remain in full force and effect.

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Section 15.08	Notices and Distributions.

All notices, requests and distributions to a holder of a Claim or Equity Interest shall be sent (i) to the last known address of the holder or its attorney of record as reflected in the holder's Proof of Claim or Administrative Expense Claim filed by or on behalf of such holder; or (ii) if there is no such evidence of a last known address, to the last known address of the holder according to the books and records of the Debtors.  Any holder of a Claim or Equity Interest may designate another address for the purposes of this Section by providing the Debtors written notice of such address which notice will be effective upon receipt by the Debtors.  All notices, requests, elections and other communications to the Debtors will be deemed given when actually received by the Debtors and must be given by certified mail, postage prepaid, return receipt requested, to: American Spectrum Management Inc. c/o Jim Hurn, 2401 Fountain View Dr., Suite 750, Houston, Texas 77057, with copies to William A. Wood, III, Bracewell & Giuliani LLP, 711 Louisiana Street, Suite 2300, Houston, Texas 77002 and Lauren C. Kessler, Bracewell & Giuliani LLP, 1445 Ross Avenue, Suite 3800, Dallas, Texas 75202.

Section 15.09	Unclaimed Property.

 If any property distributed by the Reorganized Debtors remains unclaimed for a period of 180 days after it has been delivered (or delivery has been attempted) or has otherwise been made available, such unclaimed property shall be forfeited by the Person entitled to receive the property and the unclaimed property and the right to receive it shall revert to and vest in the Reorganized Debtors free and clear of any rights, Claims or interests of such Person.  The use of regular mail, postage prepaid, to the last known address of a holder of a Claim according to the books and records of the Debtors shall constitute delivery for purposes of this Section.

Section 15.10	Suspense Funds and Funds Subject to Escheat.

Any benefit or obligation owing by the Debtors of funds which may be in suspense and attributable to a public or private entity, of which no party has asserted a Proof of Claim in this proceeding, shall be considered unclaimed property, as provided above, and such property shall revert to the Reorganized Debtors.

Section 15.11	Pre-petition Lawsuits.

On the Effective Date, all lawsuits, litigation, administrative actions or other proceedings, judicial or administrative, relating to pre-petition events or conduct of the Debtors, in connection with the assertion of a Claim, shall be dismissed as to the Debtors.  Such dismissal shall be with prejudice to the assertion of such Claim in any manner other than as prescribed by this Plan.  Confirmation of this Plan and entry of the Confirmation Order shall have no effect on insurance policies of the Debtors.

Section 15.12	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or by the general corporation law, limited partnership law or limited liability company law or the law of the jurisdiction of organization of any entity governing the internal affairs of such entity, the internal laws of the State of Texas shall govern the construction and implementation of this Plan and any agreements, documents and instruments executed in connection with this Plan or the Bankruptcy case, including the Plan Documents, except as may otherwise be provided in such agreements, documents, instruments and this Plan.

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Section 15.13	Defaults.

Any act or omission by a party in interest in contravention of a provision within this Plan shall be deemed an event of default under this Plan.  Upon an event of default, the Debtors or the Reorganized Debtors may seek to hold the defaulting party in contempt of the Confirmation Order.  If such party in interest is found to be in default under this Plan, such party shall pay the reasonable attorneys' fees and costs of the Debtors or the Reorganized Debtors in pursuing such matter.  Furthermore, upon the finding of such a default by a party in interest, the Bankruptcy Court may (i) designate a party to appear, sign and/or accept the documents required under this Plan on behalf of the defaulting party, in accordance with Federal Rules of Civil Procedure, Rule 70; or (ii) make such other order as may be equitable which does not materially alter the terms of this Plan as it is Confirmed.

Section 15.14	Binding Effect.

This Plan shall be binding on and inure to the benefit of the Debtors, the Reorganized Debtors, the holders of Claims or Equity Interests (whether or not they have accepted this Plan) and their respective heirs, executors, administrators, representatives, successors and assigns.

Section 15.15	Withholding and Reporting.

In connection with this Plan and all instruments issued in connection therewith and distributions thereon, the Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority and all distributions hereunder shall, to the extent applicable, be subject to any such withholding and reporting requirements.  Notwithstanding anything herein to the contrary, in calculating and making the payments due to Allowed Claims hereunder, the Reorganized Debtors shall be authorized to deduct from such payments any necessary withholding amount.

Section 15.16	Other Documents and Actions.

The Debtors and the Reorganized Debtors may execute such documents and take such other action as is reasonable, necessary, or appropriate to effectuate the transactions provided for in this Plan.

ARTICLE XVI
CONFIRMATION REQUEST

The Debtors request Confirmation of this Plan under Bankruptcy Code § 1129.  If any Impaired Class does not accept this Plan pursuant to Bankruptcy Code § 1126, the Debtors request Confirmation pursuant to Bankruptcy Code § 1129(b).  In that event, the Debtors reserve the right to modify this Plan to the extent (if any) that Confirmation of this Plan under Bankruptcy Code § 1129(b) requires modification.

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DATED: July 9, 2014	ASR-8 CENTRE LP

By: /s/ James Hurn
Name: James Hurn
Its: VP and General Counsel

DATED: July 9, 2014	ASR-FOUNTAINVIEW PLACE LP

By: /s/ James Hurn
Name: James Hurn
Its: VP and General Counsel

DATED: July 9, 2014	ASR-PARKWAY ONE & TWO LP

By: /s/ James Hurn
Name: James Hurn
Its: VP and General Counsel